Exhibit 99.1

PURE Bioscience Announces Ten Year $144 Million Commitment for Purchase of SDC-Based IV-7 for Distribution in Middle East
Agreement between Richmont Sciences and High Scope Trading LLC to be Assigned to PURE

SAN DIEGO (December 16, 2010) – PURE Bioscience (NASDAQ: PURE), creator of the patented silver dihydrogen citrate (SDC) antimicrobial, yesterday reported in its quarterly investor call that High Scope Trading LLC of Dubai has contractually committed to PURE’s sales agent, Richmont Sciences, more than $144 million in orders over the next 10 years with an initial focus on sales of SDC-based IV-7 Water Treatment™.

Michael L. Krall, President and CEO of PURE Bioscience, stated, “We now have an open door to potentially meaningful and ongoing revenue with a contractual commitment from High Scope to Richmont for more than $144 million in orders over the next ten years in exchange for exclusive distribution in the Middle East.  High Scope’s first year minimum is $9 million with annual minimums increasing to more than $21 million in year ten.  As is common with this type of agreement, these minimums are not guaranteed; but they are the rational for granting High Scope exclusivity in such a key market.  The IV-7 Water Treatment program has generated tremendous excitement and we look forward to watching the business grow over the coming years.”

"From the beginning of our alliance with PURE a year ago, Richmont has taken a comprehensive, multi-part and global approach to bringing the lifesaving IV-7 products to the world. The progress being made in the huge Middle East region is an important step, and we are working hard with PURE to maximize this wonderful opportunity to have an impact on many people's lives in a relatively short time" said John Rochon, Richmont's chairman.

The first order for approximately $350,000 was sold and shipped in October to Richmont, for which PURE recorded deferred revenue on its balance sheet at October 31, 2010.  For future orders, PURE management anticipates that High Scope will become PURE’s direct customer.  To that end, the agreement between Richmont and High Scope will be assigned to PURE.  Richmont will then function as PURE’s sales agent for the transactions between High Scope and PURE as it does for the commercial disinfectant and sanitizer programs.

IV-7 Water Treatment contains PURE’s SDC technology, based on a proprietary molecule of ionic silver stabilized in citric acid.  When used as directed for drinking water, the product provides safe, tasteless and odorless protection and can substantially reduce the incidence of gastrointestinal illness caused by contaminated water.  As few as two ounces of IV-7 Water Treatment can treat 200 gallons of water in just minutes with no harm to the environment and no toxic side effects.  IV-7 Water Treatment is registered by the United Arab Emirates-Dubai Municipality but it is neither registered nor sold in the United States.

About Richmont
Richmont is an experienced team of sales and marketing experts.  It is headed by John Rochon, who has spent 35 years successfully building and promoting a host of well-known consumer and business-to-business brands.  Richmont Sciences is owned by privately held Richmont Holdings (www.richmontholdings.com).  Richmont Sciences functions as the sales and marketing arm for PURE’s disinfectant, santizer and water treatment products in domestic and international markets.

About PURE Bioscience
PURE Bioscience develops and markets technology-based bioscience products that provide solutions to numerous global health challenges, including methicillin-resistant Staphylococcus aureus (MRSA), or staph infection. PURE's proprietary high efficacy/low toxicity bioscience technologies, including its silver dihydrogen citrate-based antimicrobials, represent innovative advances in diverse markets and lead today's global trend toward industry and consumer use of "green" products while providing competitive advantages in efficacy and safety.  Patented SDC is an electrolytically generated source of stabilized ionic silver which formulates well with other compounds.  As a platform technology, SDC is distinguished from competitors in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it.  PURE is headquartered in El Cajon, California (San Diego metropolitan area).  Additional information on PURE is available at www.purebio.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project,” "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

PURE Investor Contact: Don Markley Lippert/Heilshorn & Associates (310) 691-7100 dmarkley@lhai.com	PURE Media Contact: Michael Gallo Gutenberg Communications (212) 239-8594 mgallo@gutenbergpr.com